           AMENDMENT TO GENERAL SERVICES AGREEMENT

     This Amendment is entered into on July 15 1999, by and between Newgen Results Corporation, a Delaware corporation ("Customer") and Information + Graphics Systems, Inc. ("Company").

                         RECITALS

     A. On or about December 25, 1997, Newgen Results Corporation, a California corporation ("Newgen-Cal") and Bolder Heuristics, Inc. ("BHI") entered into a General Services Agreement ("Agreement") for certain services relating to the development and implementation of software referred to as the NewZen Customer Retention System ("Software").

     B. Customer is the successor in interest to Newgen-Cal. Company is the successor in interest to BHI.

     C. Delays and disputes between the parties previously arose regarding the Company's development and delivery of the Software to Customer. As a result of various meetings and discussions between the parties, Customer and Company have agreed to modify certain provisions of the Agreement pursuant to this Amendment in order to complete and deliver the Software to Customer.

     NOW, THEREFORE, in consideration of the mutual provisions contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.        GENERAL SERVICES. The following sentences are hereby added to
Section 1.2 of the Agreement:

     All Services occurring after March 1, 1999 shall be performed pursuant to the new Statement of Work attached hereto as Exhibit A and fully incorporated herein ("SOW"). This SOW supersedes all prior SOW's, including the original Statement of Work attached to the Agreement.

     2. MODIFICATIONS. Section 2.1 of the Agreement is replaced as follows:

     2.1 If Customer wishes to modify the Services specified in the attached SOW, any Assignment or PO, or wishes to obtain additional Services not covered by this Agreement, the Customer shall so advise the Company, in writing, and the Company will respond in writing with its understanding of the additional services or modifications requested and its acceptance or rejection thereof. Company shall continue to perform the Services under the SOW, Assignment or PO and not delay such activities pending determination of whether the parties can mutually agree on such modifications.

     3. RESOURCES. Section 3.6 of the Agreement is hereby replaced as follows:

     3.6 Neither party, on behalf of itself or on behalf of any other person or entity, shall solicit nor offer employment to or retain in any capacity the services of any of the other party's employees or any person engaged by such party on a full-time basis and paid pursuant to IRS Form 1099, during the term of this Agreement and for a period of twelve (12) months following termination or expiration of this Agreement, unless mutually agreed to in advance by the Company and Customer in writing.

     4.        CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY. Sections
5.1 and 5.2 are replaced, Section 5.3 is deleted and Sections 5.7 and 5.8 are added, as follows:

     5.1:      Company agrees it shall use reasonable care to protect the confidentiality of, data or information (including copies or modifications to such) that relate to Customer's business and which are clearly designated in writing as confidential by Customer, or which would be reasonably considered confidential to Customer.

     5.2. Upon Customer's payment of all amounts due and payable to Company as of the date of this Amendment, Customer shall be deemed to own all materials that Company has delivered to Customer prior to the execution of this

Amendment. All materials that Company delivers to Customer thereafter shall become the property of Customer upon Customer's payment of all amounts due with respect to the delivery of such materials. Upon request, Company will cooperate with Customer at Customer's expense in securing any copyright protection for such materials.

     5.7 Company agrees that to the extent practicable Company will provide Customer with a written list of "generic tools" as described in
Section 5.4 of this Agreement. To the extent incorporated into Company's deliverables to Customer, Company grants to Customer a non-exclusive, non-transferable, worldwide, license to use and copy such generic tools solely for Company's internal use of the NewZen system. Upon Customer's full payment to Company of all amounts due under this Agreement such license shall be deemed perpetual. Notwithstanding anything to the contrary, Company will have residual rights, without any obligation of accounting, to reuse, and redistribute generic routines, objects, techniques, methods, processes, know-how, and algorithms developed or discovered in the course of projects under this Agreement, which do not contain confidential business data of Customer.

     5.8 For purposes of this Agreement, "intellectual property" shall mean rights under copyright, patent, trade secret, trademark, moral rights and similar laws relating to the software and other materials described in this Section 5.

     5. WARRANTY. Section 6.2(c) is replaced, and Sections 6.4, 6.5, 6.6, 6.7, and 6.8 are hereby added, as follows:

     6.2(c)    that all deliverables provided by BHI to Customer will conform in all materials respects to the Functional Specification and Specification Resolution Document that are incorporated by reference into the Amended Statement of Work executed on the same date as this Amendment.

     6.4 Each party warrants to the other: (i) that it has all right and authority to execute and perform its obligations hereunder; (ii) that the performance of its obligations hereunder will not conflict with or constitute a breach or default of any oral or written contract or other understanding to which it is a party or by which it is bound; and (iii) it is not aware of any agreements or other facts which could prevent its proper performance hereunder.

     6.5 Each party warrants to the other that, to its knowledge: (i) there is no claim, lien, suit, arbitration or other proceeding pending or threatened which in any way relates to the Software, Materials, the Company's development of the same and/or Customer's use thereof, and (ii) there does not exist any reasonable basis for any such claim, suit, arbitration or other proceeding.

     6.6 The Company warrants to Customer that the Software, when operated in accordance with the documentation supplied by Company, is Year 2000 Compliant (as defined below). Customer acknowledges that the capability of the Software to manage and manipulate date-related information appropriately depends in part on the quality of information imported or input into the Software, including the presence of adequate indicators of century in such information. Company disclaims any warranty relating to the quality of any such imported or input information. "Year 2000 Compliant" means that the Software shall (i) manage and manipulate data (including storage, retrieval and calculation) involving dates, including single century formulas and multi-century formulas and, subject to the quality of input information as described above, shall not cause an abnormally ending scenario within the Software caused by the advent of the Year 2000; and (ii) provide that all date related functions and data fields include the capability to input the indication of century.

     6.7 All of Company's deliverables to Customer shall be subject to an acceptance period of seven (7) days following delivery by Company ("Acceptance Period"). The Company's warranties under this Agreement shall apply only to final production deliverables and shall remain in effect solely during the Acceptance Period and for thirty (30) days thereafter ("Warranty Period"). Such warranty will terminate upon modification of any source code of the Software by Customer or any third party. Unless acceptance has already occurred, Customer shall be deemed to have accepted the final production Software upon its use in commercial production for a period of thirty (30) days.

     6.8 Customer acknowledges that, as with any complex custom software development, Customer's acceptance testing (no matter how thoroughly nor expertly performed by Customer) is not likely to detect every latent bug in the Software. Accordingly, the Software will require ongoing maintenance following delivery and acceptance, and Customer assumes the obligation to perform such maintenance either itself, through use of a third party, or pursuant to an SOW with Company containing specific commitments by Company to provide maintenance.

     6.        INDEMNITY. Article 6.3 is hereby replaced as follows:

     6.3 In the event of any claims, suits, actions or proceedings brought against Customer and/or Company by any third party alleging that the Software, any information, data, processes, methods, specifications, code, or other matter supplied by Customer, or Customer's or Company's use thereof, infringes any patent, copyright, trademark, statutory database right or other intellectual property right of a third party, then either Company or Customer (as the case may be) shall defend and indemnify the other from and against such claims, suits, actions or proceedings to the extent based upon allegations that material supplied by the indemnifying party gives rise to the alleged infringement. In the event Company and Customer are both required to indemnify the other under this Section 6.3 with the respect to the same or substantially related claims, suits, actions or proceedings, then Company and Customer shall enter into a joint defense agreement (whether either or both are named in the suit or proceeding) and: (a) cooperate in the defense of such claim, suit, action or proceeding, (b) provide each other with information and assistance from its personnel with relevant knowledge or documents to the extent reasonably necessary for the defense of such claim or suit, and (c) shall use good faith efforts to agree upon a sharing of the joint defense costs and attorneys' fees taking into account whether the claims are based upon development work by Company or any information, data, processes, methods, specifications, code, or other matter supplied by Customer. In the event Company and Customer are unable to reach agreement as to any matter relating to indemnification or joint defense under this Section 6.3, they shall refrain from raising any disputes between them in any litigation or other proceeding involving a third party and shall submit their disputes under this Section 6.3 to private settlement via binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. Notwithstanding the foregoing, Company shall not indemnify Customer for any claims based on (i) any Customer or third party intellectual property or software incorporated in or combined with the Software where in the absence of such incorporated item, the Software would not have been infringing, (ii) Software that have been altered or modified by Customer or any third party where in the absence of such alteration or modification the Software would not be infringing; (iii) any use of an outmoded version of the Software (or portions thereof) for which Company has made available an updated, revised or repaired version which is not infringing; and (iv) relating to the development, implementation, configuration, or use of the Software. Upon notice of any claim of infringement or upon reasonable belief of the likelihood of such a claim, Company shall have the right, at its option, (i) to obtain the rights to continued use of the Software, (ii) substitute other suitable, functionally-equivalent, non-infringing software, (iii) replace or modify the Software or its design so that it is no longer infringing, or, in the event that Company, using commercially reasonable efforts, is unable to cure the infringement, refund to Customer the allocable portion of development fees already paid for the Software, depreciated on a five-year straight-line basis (or such other actual basis reported by Customer to the IRS).

      6. EFFECT. Except as amended or added hereby, all of the other provisions of the Agreement including any attachments thereto shall remain unchanged and continue to be in full force and effect. Each party represents to each other that it has the authority from its respective governing body to enter into this Amendment and to bind its respective company to all of the provisions of this Amendment.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

                                       NEWGEN RESULTS CORPORATION,
                                       a Delaware corporation



                                       By:  /s/ Sam Simkin
                                           -------------------------------
                                            Sam Simkin, Vice President and
                                            Chief Financial Officer


                                       INFORMATION + GRAPHICS SYSTEMS, INC.,
                                       a Delaware corporation



                                       By:  /s/ Steven M. Bruny
                                           -------------------------------
                                            Steven M. Bruny,
                                            Chief Financial Officer

                  LIST OF "GENERIC" OR THIRD PARTY TOOLS

Following is the list of third party tools used for development on the NewZen project:

Oracle (client tools and server)
PVCS Tracker
Microsoft Data Access Components (MDAC)
Microsoft Access 97
Microsoft Word 97
Microsoft Excel
Microsoft Visual Source Safe
Microsoft Visual Basic 5
UNIX shell scripts
Perl
C
Protoview Active X Components
Crystal Reports
FarPoint Technologies Suite (Spread)
pcAnywhere
FaxRight (used only by Newgen staff)
ERWin
VideoSoft VS Spell
DynaZip Data Compression Toolkit
Computer Simple DBDate

                               STATEMENT OF WORK
                        FOR NEWGEN RESULTS CORPORATION

This Statement of Work, ("SOW"), for the completion of the development of the NewZen Customer Retention System ("the System"), is an attachment to the General Services Agreement (the "Agreement"), dated December 25, 1997, as amended, between Bolder Heuristics, Inc. ("BHI") and Newgen Results Corporation ("Newgen", and collectively with BHI, the "Parties"). The terms and conditions of this SOW, combined with the terms of the Agreement, as amended, supercede any prior SOW.

The Parties recognize that the development and implementation of the System requires effort and responsiveness by each Party. This SOW sets forth a process for completion of BHI's development and delivery of the System under the Agreement.

1. TASKS, MILESTONES AND SCHEDULE

1.1 The Parties desire to set forth the following phases ("Phases") which shall constitute milestone objectives in this SOW:

Phase Name                             Estimated       Start Date       Finish Date      Milestone
                                       Hours                                             Payment
----------------------------------------------------------------------------------------------------
Phase 1                                790.5           2/1/99           3/24/99          $30,000.00
----------------------------------------------------------------------------------------------------
Phase 2                                457.6           2/1/99           4/27/99          $30,000.00
----------------------------------------------------------------------------------------------------
Phase 3                                670.0           2/1/99           4/2/99           $30,000.00
----------------------------------------------------------------------------------------------------
Phase 4: Prepare and Deliver Alpha     48.0            4/27/99          5/19/99          $30,000.00
----------------------------------------------------------------------------------------------------
Phase 5: Alpha release                 270.6           5/19/99          6/28/99          $30,000.00
----------------------------------------------------------------------------------------------------
Phase 6: Beta release                  412.0           6/28/99          7/27/99          $30,000.00
----------------------------------------------------------------------------------------------------
Phase 7: Final Production System       TBD             7/27/99          8/3/99           $53,252.87
Release
----------------------------------------------------------------------------------------------------
Phase 8: Technology Transfer           TBD             7/27/99          7/28/99          $45,396
                                                                                         (includes
                                                                                         payment for
                                                                                         agreed ECOs
----------------------------------------------------------------------------------------------------
Expiration of Warranty Period          N/A             8/3/99           9/2/99           $108,800
----------------------------------------------------------------------------------------------------
Additional ECOs                        N/A             N/A              9/2/99 or as     TBD
                                                                        agreed
----------------------------------------------------------------------------------------------------

1.2 The Parties acknowledge that the above-referenced "Finish Date" for each Phase is dependent on the cooperation and input of each Party. Any delay in the milestones caused, in


                                      1.

whole or in part, by Newgen shall extend the remaining schedules for an equitable period of time at least equal to the delay caused by Newgen. The parties further acknowledge that any target completion dates, except for the Phases listed above, reflect only the mutual goals of the Parties.

1.3 In the event that Newgen requests any additional tasks outside of the scope of the Functional Specification, or requests any modifications thereto, then if BHI agrees to perform such additional or changed tasks, the costs for such tasks shall be governed by Section 2.0 below, and the Finish Date of any affected Phase shall be equitably adjusted accordingly or by mutual agreement of the Parties.

1.4 Newgen acknowledges that BHI has delivered and Newgen has accepted Phases 1 through 5 in accordance with the delivery plan ("Delivery Plan") mutually agreed to by the Parties. The parties agree that there will not be a contractual Delivery Plan for Phases 4 through 8, and therefore, the relevant acceptance criteria for Phases 4 through 8 shall be that BHI's deliverables conform in all material respects with the applicable terms contained within the Functional Specification dated October 21, 1997, as amended by the Specification Resolution Document attached hereto in Exhibit A. Acceptance of any deliverable shall not be contingent upon any particular testing plan unless such test plan has been agreed, in advance, by both parties.

1.5 The following terms shall control delivery and acceptance:

     (a) Pre Alpha release: Phases 1 through 3 testing shall be solely for the purposes of determining that BHI has reasonably addressed, in all substantial respects, the issues identified in the Issue/Resolution List attached hereto as Exhibit A. In no event shall the acceptance criteria for any of Phases 1 through 3 exceed the requirements documented in the Functional Specification as amended by Exhibit A hereto. Software bugs not previously identified in Exhibit A shall not constitute grounds for rejection.

     (b) Alpha release: The software shall contain substantially all functionality associated with the Functional Specification, provided however that bugs may still exist. The alpha release shall be deemed acceptable notwithstanding bugs if it reasonably permits BHI to proceed with beta development.

     (c) Beta release: The beta release shall demonstrate increased stability compared to the alpha release and all pre-identified severity 1 and severity 2 bugs shall have been corrected. The beta release shall be deemed acceptable notwithstanding the identification of a reasonable number of bugs provided that the beta release is stable enough to permit BHI to proceed with development of the final release of the System.

1.6 In the event BHI fails to achieve the milestone delivery of a Phase by a delay of greater than forty-five (45) days (subject to extension for delays not caused by BHI), then Newgen may notify BHI of its intention to terminate the Agreement.

2.0 PRICE

The Phases covered under this SOW shall be completed on a fixed price basis to the extent that they are within the scope of the Functional Specification dated October 21, 1997, as amended. Any tasks performed that are outside of the fixed-price scope of this Agreement shall be pre-approved by both Parties through a written engineering change order ("ECO"). The rate for work under an ECO shall be $117.00 per hour.


                                      2.

The Parties agree that the following activities are outside the scope of the fixed price portion of the contract:

     1. Any technology transfer activities beyond those specified in the Implementation Plan, Version V1.10, dated 12/23/97; additional one day Technology Transfer meetings shall be charged to Newgen on a fixed price basis of $3,250.00 per meeting and shall be mutually pre-approved through a written ECO. Attached to this SOW as Exhibit B are agreed upon documentation prototypes for the type and level of Technology Transfer materials that BHI will deliver within the scope of this SOW.

     2. Software maintenance and modification not specifically agreed to in the Functional Specification and/or Specification Resolution Document.

     3. Preparation, training and readiness assessments of Newgen personnel, hardware, business processes, and operations; data validation and conversion (except as specifically agreed in writing); any other task not specifically agreed in writing.

     4. All tasks, services and functions not specifically agreed in writing to be BHI's responsibility shall be retained by Newgen.

     5. Newgen shall be responsible for all delays, extra costs, and non-conformities caused by Newgen's failure to fulfill its performance obligations under this SOW.

3.0 PAYMENT SCHEDULE

A lump sum payment of $65,554.50, plus payments for any unpaid amounts for Phases 1 through 5, shall be paid by Newgen to BHI upon execution of this SOW.

Progress payments under the fixed-price portion of this Agreement shall be payable in installments as specified in Section 1.1 upon the completion of each of the listed milestones.

4.0 LIMITATION OF LIABILITY

Under no circumstances, and notwithstanding any indications to the contrary, shall BHI be held liable for any incidental or consequential damages (including any and all loss contingencies disclosed in Newgen's S-1/A public filing with the Securities and Exchange Commission dated March 19, 1999), nor lost profits or loss of business as a result of any delay, breach, or failure to perform under this Agreement.

5.0 LIMITED SUPPORT AGREEMENT

Following BHI's delivery to Newgen of Phase 7, BHI agrees to make available support services for a period of six (6) months, and Newgen shall pay to BHI a minimum, monthly fee of $17,500.00 ("Minimum Support Fee"). The Minimum Support Fee shall cover the hourly-based services of BHI up to hours equal to one full time equivalent ("FTE"), provided that BHI shall have discretion to deploy staffing of one or more persons to perform services equal to one FTE during any month, and the Minimum Support Fee shall be payable regardless of any lesser amount of hours that may be required. The support services tasks shall, in general, constitute efforts to correct any failures of BHI's deliverables to conform to BHI's warranties and/or


                                      3.

perform in accordance with the acceptance criteria for such deliverables, or any other related tasks reasonably requested by Newgen. Newgen shall pay the Minimum Support Fee monthly in advance, and shall pay all reasonable BHI travel and incidental expenses related to the support services. Should the parties mutually agree to extend support services for a level of effort in excess of one FTE or for a term in excess of six months, they shall execute an ECO documenting such agreement. BHI shall not be required to perform any additional support services except pursuant to an executed ECO.



Signed this 15th day of July, 1999.



/s/ Steven Bruny                       /s/ Sam Simkin
----------------------------------    ------------------------------------
Boulder Heuristics, Inc.              Newgen Results Corporation
STEVEN BRUNY                          SAM SIMKIN
CHIEF EXECUTIVE OFFICER               CHIEF FINANCIAL OFFICER


                                      4.